Wallbox B.V.

September 16, 2021

VIA EDGAR

Securities and Exchange Commission

Division of Corporation Finance

Office of Manufacturing

100 F Street, N.E.

Washington, D.C. 20549

Attn:	Ernest Greene
John Cash
Erin Purnell
Anne Parker

Re:	Wallbox B.V.
Registration Statement on Form F-4
Filed September 15, 2021 File No. 333-257898

Ladies and Gentlemen:

Wallbox B.V. (the “Registrant”) hereby requests, pursuant to Rule 461 of the rules and regulations promulgated under the Securities Act of 1933, as amended, the acceleration of the effective date of the above-captioned Registration Statement to 4:00 P.M., Washington, D.C. time, on September 20, 2021 or as soon as practicable thereafter, unless the Registrant notifies you otherwise prior to such time.

Thank you for your assistance in this matter.

[Signature Page follows]

Very truly yours,

Wallbox B.V.

By:	/s/ Enric Asunción
Enric Asunción
Chief Executive Officer

cc: (via e-mail)

Ryan J. Maierson, Latham & Watkins LLP

Juan Sagales, Wallbox B.V

Charles A. Samuelson, Hughes Hubbard & Reed LLP